AMERICAN SEAFOODS

AMENDS CONSENT SOLICITATION AND EXTENDS

CONSENT SOLICITATION DEADLINE FOR ITS

11-1/2% SENIOR DISCOUNT NOTES DUE 2011

Seattle, Washington (March 12, 2007) - ASG Consolidated LLC (the "Company" or "American Seafoods") announced today that it has amended and extended the pending solicitation of consents (the "Consent Solicitation") from holders of the 11-1/2% Senior Discount Notes due 2011 (the "Notes") issued by the Company and ASG Finance, Inc. to amend the reporting and certification covenants under the indenture governing the Notes.

The amendment to the Consent Solicitation increases the consent fee payable to each consenting holder whose consent is properly and timely delivered, for each $1,000 principal amount of Notes at maturity, to (A) an initial cash payment equal to the product of $10.00 multiplied by a fraction, the numerator of which is the aggregate principal amount at maturity of Notes outstanding on the expiration date of the Consent Solicitation and the denominator of which is the aggregate principal amount at maturity of Notes as to which we have received and accepted consents prior to the expiration date plus (B) as long as any of the Notes remains outstanding (and not subject to a notice of redemption issued on or prior to such date providing for the redemption in full of the Notes) on November 1, 2008 and on each February 1, May 1, August 1 or November 1 thereafter, excluding the maturity date (each a "Quarterly Accrual Date"), an additional cash payment, earned as of the respective Quarterly Accrual Date and payable on or before the 5th business day after such Quarterly Accrual Date, of $2.50 per Quarterly Accrual Date.

The amendment to the Consent Solicitation has been made as a result of discussions with holders of the Notes. The Consent Solicitation will now expire at 5:00 p.m., New York City time, on March 14, 2007. The Consent Solicitation will not be further amended or extended.

All holders of record as of February 13, 2007 who submit valid and unrevoked consents prior to 5:00 p.m., New York City time, on March 14, 2007, will be entitled to receive the increased consent fee, subject to the terms and conditions of the Consent Solicitation. Holders who have previously delivered valid and unrevoked consents need not take any further action in order to be entitled to receive the increased consent fee.

Detailed terms and conditions are contained in the Consent Solicitation Statement dated February 14, 2007, as amended and supplemented by the Supplement to the Consent Solicitation Statement dated March 12, 2007. Banc of America Securities LLC ("BAS") is serving as exclusive solicitation agent in connection with the Consent Solicitation. Information concerning the Consent Solicitation may be obtained by contacting High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free). Global Bondholder Services Corporation ("GBS") is serving as information agent and tabulation agent in connection with the Consent Solicitation. Requests for assistance in delivering consents or for additional copies of the Consent Solicitation Statement should be directed to GBS at (212) 430-3774 or (866) 470-3800 (U.S. toll-free).

About American Seafoods

American Seafoods is a leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block product offerings, made from Alaska pollock, Pacific whiting, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com.

This press release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company's control and could cause actual results to differ materially from such statements.